EXHIBIT (c)(3)

Executive summary Publicly available information does not provide a definitive, current view of Hornet East's shareholders, nor their potential returns in an acquisition scenario Share positions are based on public filings, and since there are often substantial and irregular time lags between filings, it is not possible to have a truly current view of the shareholder base Estimating potential returns for at various offer prices requires application of another set of simplifying assumptions related to holders' basis in Hornet East shares Nevertheless, the information available does permit the formulation of some useful working hypotheses about Hornet East's shareholders Prominent institutions dominate Hornet East's shareholder base In total, institutions own more than 80% of the float, with the top seven institutions holding approximately two-thirds of the minority interest Three institutions (The Capital Group, PPM America, and Genesis Asset Managers) own approximately 51% of the minority interest There has been heavy trading volume in the last few weeks accompanied by a substantial number of large block trades, suggesting that one or more large shareholders could be adjusting their positions Nearly 20% of the minority interest has traded since March 1 A substantial number of major shareholders could experience acceptable returns across offer prices ranging from $12.50 to $13.50 There is relatively little overlap between shareholders of Eagle, Hornet East, and Porsche The Capital Group could hold as much as 27% of Hornet East through various entities, and through its Capital Research & Management subsidiary owns approximately 2% of Eagle and 4% of Porsche Wellington Management owns 4.7% of Hornet East and has a 0.7% interest in Eagle and a 1% stake in Porsche

The Capital Group 27 PPM America 12.5 Genesis Asset Managers 11.6 Wellington 4.7 Invesco Funds Group 4.4 Boston Partners asset 3.9 Oak Tree Capital 3.4 Other institutional 14.9 Other holders 17.6 The Capital Group, PPM America, and Genesis Asset Managers own approximately 51% of the Hornet East minority interest Total fully diluted shares = 24.6MM Institutions own more than 80% of the minority interest, with the top seven holding approximately two-thirds The Capital Group (U.S.) 27.0%1 Capital Int'l Inc. (13.0%) Emerging Market Growth Fund (8.8%) Capital Int'l S.A. (2.4%) Capital Research & Management (1.4%) Capital Guardian Trust (1.4%) PPM America (U.S.) 12.5% Genesis Asset Managers (U.K.) 11.6% Wellington Management (U.S.) 4.7% Invesco Funds Group (U.S.) 4.4% Boston Partners Asset Management (U.S.) 3.9% Oaktree Capital Management (U.S.) 3.4% Other institutional holders 14.9% Other holders 17.6% 1 Each of these entities is part of The Capital Group, a privately-held organization comprised of a family of companies whose only business is the management of equity and fixed income investment portfolios and necessary supporting activities. Capital Intl Inc. manages the Emerging Markets Growth Fund, an open-end interval fund that invests in the securities of developing countries. The holdings of each of these entities appear to be separate and distinct, suggesting that elements of The Capital Group could hold as much as 27% of the outstanding minority interest Note: Share positions are based on public filings. In many cases, current top shareholders have not filed holding reports since 12/31/01. In all cases, 3/31/02 would be the most recent date on which any report would have been filed Source: Carson GEO, Spectrum CDA

The top shareholders in Hornet East are prominent institutional investors Source: Nelson Information's Directory of Investment Mangers - 2001, Carson GEO, Spectrum CDA

Current top 20 shareholders 1 Each of these entities is part of The Capital Group, a privately-held organization comprised of a family of companies whose only business is the management of equity and fixed income investment portfolios and necessary supporting activities. Capital Intl Inc. manages the Emerging Markets Growth Fund, an open-end interval fund that invests in the securities of developing countries. The holdings of each of these entities appear to be separate and distinct, suggesting that elements of The Capital Group could hold as much as 27% of the outstanding minority interest 2 Genesis Asset Managers and Genesis Investment Mgmt. Ltd. may be part of the same institution. These entries appear to represent separate and distinct holdings 3 5/22/02 prices actually reflect the three months ending 3/31/02 to maintain comparability with shareholder data Note: Share positions are based on public filings. In many cases, current top shareholders have not filed holding reports since 12/31/01. In all cases, 3/31/02 would be the most recent date on which any report could have been filed Source: Carson GEO, Spectrum CDA

Individual block trades All other trades 5/3/2002 73 32 25 88 5/10/2002 40 56 5/13/2002 150 100 100 100 163 5/14/2002 110 50 51 89 5/17/2002 50 50 154 5/20/2002 447 100 15 5/22/2002 40 25 25 63 Large block trades have dominated heavy trading volume days, suggesting institutions may be adjusting positions Number of shares (000) and price at which shares traded $11.25 1 Average daily volume during the period was approximately 77,000 shares. The trading days shown are those on which volume exceeded the average during the period Source: Bloomberg Significant block trade activity on selected heavy volume days since May 1, 20021 $11.28 $11.30 $11.15 $11.10 $11.10 $11.10 $11.10 $11.20 $11.28 $10.75 $10.75 $10.90 $10.90 $10.90 $10.90 $11.25 $10.90 Total 218 96 613 300 254 562 153

$0.00 $2.00 $4.00 $6.00 $8.00 $10.00 $12.00 $14.00 2-Jan-02 17-Jan-02 4-Feb-02 20-Feb-02 7-Mar-02 22-Mar-02 9-Apr-02 24-Apr-02 9-May-02 0 150 300 450 600 750 900 1,050 Hornet East Special Committee for Hornet East convened in late March Trading volume has been heavy since the Special Committee convened, though price has fluctuated within a relatively narrow band January 1, 2002 - present Share price Volume (000s)

Nearly 20% of the outstanding minority shares have traded since March 1 Trading volume since March 1, 2002 to present 1 Volume (000s) Cumulative shares traded (000s) 1 4.7 million shares have traded since March 1, 2002, representing approximately 19% of 24.6 million shares of public float

Estimated returns for shareholders Return scenarios correlate to stock price cases Worst/high: Assumes that all shareholders bought shares at highest price registered during successive quarters since June 1999 Reasonable/average: Assumes that all shareholders bought shares at weighted average price registered during successive quarters since June 1999 Best/low: Assumes that all shareholders bought shares at lowest price registered during successive quarters since June 1999 Percentage of shares with returns > 20% across a range of offer prices Based on top 30 shareholders Source: Carson GEO, Spectrum CDA, Bloomberg

Estimated returns for shareholders (cont'd) 1 As of May 14, 2002 2 Assumes that selected major shareholders bought shares at weighted average price registered during successive quarters since June 1999 Source: Carson GEO, Spectrum CDA, Bloomberg Based on selected major shareholders across a range of offer prices